Exhibit 2.14

POST-CLOSING Agreement

This Post-Closing Agreement (''Agreement'') is made and entered into as of this 12th day of September, 2014, by and among (i) Laboratory Billing Services Providers, LLC, a Maine limited liability company, Medical Data Resources Providers LLC, a New York limited liability company, Medical Billing Resources Providers, LLC, a Georgia limited liability company, and Primary Billing Service Providers, Inc., a California corporation (collectively, the “Sellers”); (ii) Omni Medical Billing Services LLC, a Delaware limited liability company (the “Parent”); (iii) Marc Haberman, an Individual, ZCapital, Inc., a Nevada Corporation and Medsoft Systems, LLC, a Nevada limited liability company (collectively, the “Members”); and (iv) Medical Transcription Billing, Corp., a Delaware corporation (the “Purchaser”). The Sellers, the Purchaser, the Parent and the Members may be collectively referred to herein as “the Parties.”

WHEREAS, The Parties entered into an Asset Purchase Agreement dated May 7, 2014, as amended, (the “Asset Purchase Agreement”) in which Buyer purchased substantially all the assets of the Seller (the “Assets”);

WHEREAS, FURTHER, The purchase of the Assets closed on July 28, 2014 with an aggregate purchase price for the Assets consisting of $6,554,000 in cash (the “Cash Purchase Price”) and 1,032,950 shares of MTBC Stock (the “Share Consideration”); and

WHEREAS, FURTHER, The Parties intend to revise the Cash Purchase Price and the Share Consideration to reflect additional revenue from customers in good standing as of the closing date of July 28, 2014 (the “Closing Date”) as set forth in the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged and conclusively established, the Parties agree as follows:

Agreement

1	Definitions. Any capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Asset Purchase Agreement.

2	Cash Purchase Price. The Cash Purchase Price shall be increased by $100,582 to reflect the increased revenue from new customers signed up by the Sellers in the months before the Closing Date.

3	Share Consideration. The Share Consideration shall be increased by 15,700 shares of MTBC Stock to reflect the increased revenue from new customers signed up by the Sellers in the months before the Closing Date; said shares of MTBC Stock shall be placed in the Purchaser’s custody account to be released subject to the adjustment schedule set forth in Section 1.3 of the Asset Purchase Agreement.

4	Remaining Terms. All other terms of the Asset Purchase Agreement shall remain in effect.

5	Entire Agreement. This Agreement, along with any exhibits, appendices, addendums, schedules, and amendments hereto, encompasses the entire agreement of the parties, and supersedes all previous understandings and agreements between the parties, whether oral or written.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Laboratory Billing Services Providers, LLC,
a Maine limited liability company

By:	/s/ Marc Haberman
Name:	Marc Haberman
Title:	Member

Medical Data Resources Providers, LLC,
a New York limited liability company

By:	/s/ Marc Haberman
Name:	Marc Haberman
Title:	Member

Medical Billing Resources Providers, LLC
a Georgia limited liability company,

By:	/s/ Marc Haberman
Name:	Marc Haberman
Title:	Member

Primary Billing Service Providers, Inc.
a California corporation

By:	/s/ Marc Haberman
Name:	Marc Haberman
Title:	Chairman

Omni Medical Billing Services LLC
a Delaware limited liability company

By:	/s/ Marc Haberman
Name:	Marc Haberman
Title:	Member

Medsoft Systems, LLC
a Nevada limited liability company

By:	/s/ Joseph E. Teichman
Name:	Joseph E. Teichman
Title:	Member

MTBC and Omni: Post-Closing Agreement

Z Capital, Inc.
a Nevada Corporation

By:	/s/ Carlo Tabibi
Name:	Carlo Tabibi
Title:	Member

Marc Haberman
an Individual

/s/ Marc Haberman
Marc Haberman

Medical Transcription Billing, Corp.,
a Delaware corporation

By:	/s/ Stephen Snyder
Name: Stephen Snyder Title: President

MTBC and Omni: Post-Closing Agreement